RESTATED ARTICLES OF INCORPORATION

OF

FIRSTBANK CORPORATION

            The following Restated Articles of Incorporation are executed by the undersigned corporation pursuant to the provisions of Act 284, Public acts of 1972:

1.                  The present name of the corporation is Firstbank Corporation.

2.                  The identification number assigned by the Department of Energy, Labor and Economic Growth is:  296389.

3.                  All former names of the corporation are:  Firstbank Corp.

4.                  The date of filing the original Articles of Incorporation was:  July 22, 1985.

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation.

ARTICLE I

            The name of the corporation is Firstbank Corporation.

ARTICLE II

            The purpose of the corporation is to engage in any one or more lawful acts or activities within the purpose for which corporations may be organized under the Business Corporation Act, and to carry on the business of a bank holding company under all applicable laws.

ARTICLE III

            The total authorized capital stock of the corporation is twenty million (20,000,000) shares of common stock, all of one class with equal voting rights, and three hundred thousand (300,000) shares of preferred stock.

The following provisions are applicable to the authorized stock of the corporation:

(a)        PROVISIONS APPLICABLE TO COMMON STOCK:

(i)         All shares of common stock shall be of one class.  Each holder of common stock shall be entitled to one vote for each share held by such person.

(ii)        Subject to the preferential dividend rights, if any, applicable to shares of preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds for preferred stock, the holders of common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

(iii)       In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, holders of common stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of common stock held by them.  The board of directors may distribute in kind to the holders of common stock such remaining assets of the corporation or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation, or winding up of the corporation for the purposes of this paragraph.

(b)        PROVISIONS APPLICABLE TO PREFERRED STOCK:

(i)         Provisions to be Fixed by the Board of Directors:

The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences, and relative, participating, conversion, optional, or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated in these Articles, or any amendments thereto, including (but without limiting the generality of the foregoing) the following:

(1)        The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.

(2)        The dividend rate or rates on the shares or such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

(3)        Whether the shares of such series shall be redeemable, and, if redeemable, whether for cash, property, or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(4)        The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution, or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution, or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(5)        Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund and, if so, whether and upon what conditions such fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(6)        Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(7)        The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class for the election of one or more additional directors of the corporation in case of dividend arrearages.

(8)        Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuances, or as to the powers, preferences, or rights of any such other series.

(9)        Any other preferences, privileges, and powers and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these Articles.

(ii)        Provisions Applicable to All Preferred Stock:

(1)        All preferred stock shall rank equally and be identical in all respects except as to the matters permitted to be fixed by the board of directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

(2)        Each share of preferred stock for which voting powers are provided by the board of directors shall have not more than one vote on all matters upon which holders of common stock may vote.  Shares of preferred stock for which voting powers are provided by the board of directors shall be treated with shares of common stock as a single class of shares for all voting purposes except to the extent that a class vote is provided by law and except that the board of directors may provide for shares of any class or series of preferred stock to have the power to vote separately as a single class for the election of one or more additional directors in case of dividend arrearages.

(3)        Each share of preferred stock shall have a stated value of not less than Ten Dollars ($10) per share.

(4)        Shares of preferred stock redeemed, converted, exchanged, purchased, retired, or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

Designations of Fixed Rate Cumulative Perpetual Preference Stock, Series A.  See attached Certificate.

ARTICLE IV

            The address of the current registered office is:  311 Woodworth Avenue, Alma, Michigan 48801.

            The mailing address of the current registered office is:  P.O. Box 1029, Alma, Michigan 48801-6029

            The name of the current resident agent is:  Thomas R. Sullivan.

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs, If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE VII

The board of directors may, by resolution or resolutions, confer upon the holders of any bonds issued or to be issued by the corporation as part of the terms on such bonds, rights to inspect the corporate books and records and to vote in the election of directors and on any other matters on which shareholders of the corporation by vote, to the extent, in the manner, and subject to the conditions prescribed in such resolution or resolutions.

ARTICLE VIII

The corporation shall indemnify its present and past directors, officers, employees, and agents, and such other persons as it shall have the power to indemnify, to the full extent permitted under, and subject to the limitations of, the Michigan Business Corporation Act.

ARTICLE IX

The board of directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of shareholders a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the third succeeding annual meeting of shareholders. During the intervals between annual meetings of shareholders, any vacancy occurring in the board of directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations shall be made by notice in writing, delivered or mailed to the secretary of the corporation not less than ten days nor more than fifty days prior to any meeting of shareholders called for the election of directors. Nominations not complying with this Article shall be disregarded.

Any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors given at a meeting of the shareholders called for that purpose.

ARTICLE X

(A)       Except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of this corporation entitled to vote in elections of directors shall be required:

(1)        to adopt any agreement for, or to approve, the merger or consolidation of this corporation or any subsidiary with or into any other person,

(2)        to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of this corporation or any subsidiary, or

(3)        to authorize the issuance or transfer by this corporation or any subsidiary of any voting securities or securities convertible into voting securities of this corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by any other agreement between this corporation and any national securities exchange or by any other agreement to which the corporation or any subsidiary is a party, if in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors. If such other person is not, and has not been, such a 5% beneficial owner, the provisions of this paragraph (A) shall not apply, and the provisions of Michigan law shall apply.

(B)       The provisions of paragraph (A) of this Article shall not apply, and the provisions of Michigan law shall apply, to (1) any transactions described therein if the board of directors by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the board of directors voting in favor of such resolution were duly elected and acting members of the board of directors prior to the time such other person became the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; or (2) any transaction described therein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its subsidiaries.

(C)       The affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required for the adoption of any plan for the dissolution of the corporation if the board of directors shall not have, by resolution adopted by the unanimous vote of all directors then in office, recommended to the shareholders the adoption of such plan for dissolution of the corporation.  If the board of directors shall have so recommended to the shareholders such plan for dissolution of the corporation, the provisions of Michigan law shall apply.

(D)       For purposes of this Article,

(1)        any specified person shall be deemed to be the “beneficial owner” of shares of stock of the corporation (a) which such specified person or any of its affiliates or associates owns directly or indirectly, whether of record or not, (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (c) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation;

(2)        a “subsidiary” is any corporation more than 49% of the voting securities of which are owned, directly or indirectly, by the corporation;

(3)        a “person” is any individual, corporation or other entity;

(4)        an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person; and

(5)        an “associate” of a specified person is (a) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar capacity, or (c) or any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or any corporation which controls or is controlled by such specified person.

(E)       For purposes of determining whether a person owns beneficially 5% or more of the outstanding shares of the corporation entitled to vote in elections of directors, the outstanding shares of stock of the corporation shall include shares deemed owned through application of clauses (a), (b) or (c) in paragraph (D)(1) above but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

(F)       The board of directors shall have the power and duty to determine, for purpose of this Article, on the basis of information known to such board:

(1)        whether any person referred to in paragraph (A) of this Article owns beneficially 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; and

(2)        whether a proposed transaction is substantially consistent with any memorandum of understanding of the character referred to in paragraph (B) of this Article.

ARTICLE XI

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of incorporation, and to add additional articles hereto, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, that:

(A)       No amendment to these Articles of Incorporation shall amend modify or repeal any or all of the provisions of Article X or Article XI of these Articles of Incorporation unless so adopted by the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article as a class, and

(B)       No amendment to these Articles of Incorporation shall amend, modify or repeal any or all of the provisions of Article VII of these Articles of Incorporation, and the shareholders of the corporation shall not have the right to alter or repeal any or all provisions of the Bylaws of the corporation, unless so adopted by the affirmative vote or consent of the holders of not less than seventy-five (75%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article as a class; provided, however, that in the event the board of directors of the corporation shall by resolution adopted by a majority of the directors then in office recommend to the shareholders the adoption of any such amendment of a nature described in this paragraph (B), the affirmative vote or consent of the shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors shall suffice for the adoption of such amendment.

ARTICLE XII

                        No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty.  However, this Article XII shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Business Corporation Act, as amended from time to time.  No amendment to or alteration, modification or repeal of this Article XII shall apply to or have any effect on the liability of any director of the corporation with respect to any act or omission of such director occurring prior to such amendment, alternation, modification or repeal.  This Article XII shall not be amended, altered, modified or repealed except upon the affirmative vote of 80% of the outstanding shares of voting stock, or such lesser amount (rounded down to the nearest 5%) as shall have voted, in person or by proxy, to approve this Article XII.

            These Restated Articles of Incorporation were duly adopted on March 23, 2009, in accordance with the provisions of Section 642 of the Michigan Business Corporation Act and by the Board of Directors without a vote of the shareholders.  These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended, and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

            Signed this 30th day of March, 2009.

                                                                        /s/ Thomas R. Sullivan

                                                                        Thomas R. Sullivan

                                                                        President and CEO

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

FIRSTBANK CORPORATION

Firstbank Corporation, a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, does hereby certify:

The name of the Corporation is Firstbank Corporation.

The Corporation Identification Number (CID) assigned by the Department of Energy, Labor & Economic Growth is 296389.

The location of the registered address of the Corporation is 311 Woodworth Avenue, Alma, Michigan 48801.

The board of directors of the Corporation (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the Articles of Incorporation, and the Bylaws of the Corporation and applicable law, adopted the following resolution on January 26, 2009 creating a series of 33,000 shares of Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A".

RESOLVED, that pursuant to the provisions of the Articles of Incorporation, and the Bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 33,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)                "Common Stock" means the common stock, no par value per share, of the Corporation.

(b)               "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

(c)                "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)               "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e)                "Minimum Amount" means $8,250,000.

(f)                "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)               "Signing Date" means Original Issue Date.

            Part. 4. Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

            Part 5. Preferred Directors.  Pursuant to Section 506(2) of the Michigan Business Corporation Act, the Standard Provisions in the attached Annex A shall govern the election, appointment, removal, and terms of office of the Preferred Directors (as defined in such Standard Provisions), and such matters shall not be subject to or governed by Article X of the Corporation's Articles of Incorporation.

[Remainder of Page Intentionally Left Blank]

2

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)                "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)               "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)                "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d)               "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)                "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

(f)                "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)               "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h)               "Dividend Period" has the meaning set forth in Section 3(a).

(i)                 "Dividend Record Date" has the meaning set forth in Section 3(a).

(j)                 "Liquidation Preference" has the meaning set forth in Section 4(a).

(k)               "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(l)                 "Preferred Director" has the meaning set forth in Section 7(b).

(m)             "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n)               "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o)               "Share Dilution Amount" has the meaning set forth in Section 3(b).

(p)               "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q)               "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(r)                 "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)                Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)               Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker- dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

            When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

            Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)                Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b)               Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)                Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)               Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a)                Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

            Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

            The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)               No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)                Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)               Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)                Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)                Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)                General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)               Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)                Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                 Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)               Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)             Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)               Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)                Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.